EXHIBIT 10.126

PURCHASE AND SALE AGREEMENT FOR 1901 MARKET STREET PHILADELPHIA BUILDING

PURCHASE AND SALE AGREEMENT

Property Name: 1901 Market Street

Location: Philadelphia, Pennsylvania

Effective Date: December 17, 2003

TABLE OF CONTENTS

ARTICLE 1 - CERTAIN DEFINITIONS		2

ARTICLE 2 - SALE		10

ARTICLE 3 - PURCHASE PRICE		11
3.1	Earnest Money Deposit	11
	3.1.1 Payment of Deposit	11
	3.1.2 Applicable Terms; Failure to Make Deposit	11
3.2	Cash at Closing	11

ARTICLE 4 TITLE MATTERS		11
4.1	Title to Real Property	11
4.2	Title Defects	11
	4.2.1 Buyer’s Objections to Title; Seller’s Obligations and Rights	11
	4.2.2 Discharge of Title Exceptions	13
	4.2.3 No New Exceptions	13
4.3	Title Insurance	13

ARTICLE 5 BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY		13
5.1	Buyer’s Due Diligence	13
	5.1.1 Access to Property	13
	5.1.2 Limit on Government Contacts	14
5.2	As-Is, Where-Is, With All Faults Sale	14
5.3	Termination of Agreement During Due Diligence Period	15
5.4	Release.	16

ARTICLE 6 ADJUSTMENTS AND PRORATIONS		17
6.1	Lease Rentals and Other Revenues	17
	6.1.1 Rents	17
	6.1.2 Other Revenues	17
6.2	Lease Expenses	17
6.3	[Reserved]	17
6.4	[Reserved]	17
6.5	Closing Costs	17
6.6	[Reserved]	18
6.7	Apportionment Credit	18
6.8	Delayed Adjustment; Delivery of Operating and Other Statements	18

ARTICLE 7 CLOSING		19
7.1	Closing Date	19
7.2	Title Transfer and Payment of Purchase Price	19
7.3	Seller’s Closing Deliveries	19
	(a) Assignment.	19
	(b) Updated Balance Sheet.	20
	(c) Notice to Tenants	20
	(d) Non-Foreign Status Affidavit	20

	(e) Evidence of Authority	20
	(f) Closing Statement	20
	(g) Legal Opinion	20
	(h) Other Documents	20
	(i) Tax Returns	20
	(j) Keys and Original Documents	20
	(k) Estoppel Letter	20
7.4	Buyer Closing Deliveries	21
	(a) Net Purchase Price	21
	(d) Evidence of Authority	21
	(e) Closing Statement	21
	(f) Other Documents	22
	(g) Tax Returns	22

ARTICLE 8 CONDITIONS TO CLOSING		22
8.1	Conditions to Seller’s Obligations	22
	(a) Prudential Note	22
	(b) Representations True	22
	(c) Buyer’s Financial Condition	22
	(d) Buyer’s Deliveries Complete	22
8.2	Conditions to Buyer’s Obligations	23
	(a) Representations of Seller True	23
	(b) Title Conditions Satisfied	23
	(c) Seller’s Deliveries Complete	23
	(d) Prudential Representations True	23
	(e) Prudential Conveyance of LLC Interests	23
	(f) Financial Condition	23
	(g) Prudential Note Satisfied	23
8.3	Waiver of Failure of Conditions Precedent	24
8.4	Approvals not a Condition to Buyer’s Performance	24

ARTICLE 9 REPRESENTATIONS AND WARRANTIES		24
9.1	Buyer’s Representations	24
	9.1.1 Buyer’s Authorization	24
	9.1.2 Buyer’s Financial Condition	25
	9.1.3 Investment Intent	25
9.2	Seller’s Representations	25
	9.2.1 Seller’s Authorization	25
	9.2.2 Seller’s Representations with respect to the Property	25
	9.2.3 Representations of Seller and Prudential with respect to the Option and the LLC Interests	26
	9.2.4 Representations of Seller and Prudential With Respect to 1901 Market.	27
	9.2.5 Designated Employees	31
9.3	Representations of Prudential	32
	9.3.1 Prudential’s Authorization	32

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	9.3.2 Prudential’s Financial Condition	32
9.4	General Provisions	32
	9.4.1 No Representations as to Leases	32
	9.4.2 Seller’s Property Warranties Deemed Modified	32
	9.4.3 Notice of Breach; Seller’s Right to Cure	32
	9.4.4 Survival; Limitation on Seller’s Liability	33
	9.4.5 Seller’s and Prudential’s Indemnification Obligations	34
	9.4.6 Claims.	35
	9.4.7 Survival.	36

ARTICLE 10 COVENANTS		36
10.1	Buyer’s Covenants	36
	10.1.1 Confidentiality	36
	10.1.2 Buyer’s Indemnity	36
	10.1.2 Change in Name	37
10.2	Seller’s Covenants	37
	10.2.1 Service Contracts	37
	10.2.2 Rents	37
	10.2.3 Further Encumbrances	37
	10.2.4 Ordinary Course of Business	37
	10.2.7 Employees	38
	10.2.8 No Action	38
	10.2.9 Cooperation with Buyers, Auditors and Security Requirements	38
10.3	Mutual Covenants	39
	10.3.1 Publicity	39
	10.3.2 Brokers	39
	10.3.3 Tax Protests, Tax Refunds and Credits	39
	10.3.4 Preservation of Records	41
10.4	Survival	41

ARTICLE 11 FAILURE OF CONDITIONS		41
11.1	To Seller’s Obligations	41
11.2	To Buyer’s Obligations	42
11.3	Termination of the Brea Purchase Agreement	43

ARTICLE 12 CONDEMNATION/CASUALTY		43
12.1	Right to Terminate	43
12.2	Allocation of Proceeds and Awards	43
12.3	Waiver.	44

ARTICLE 13 ESCROW		44
13.1	Deposit	44
13.2	Delivery	44
13.3	Failure of Closing	44
13.4	Stakeholder	44
13.5	Taxes	45

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13.6	Execution by Escrow Agent	45

ARTICLE 14 LEASE EXPENSES		45
14.1	New Leases; Lease Modifications	45
14.2	Lease Enforcement	45
14.3	Lease Expenses	46

ARTICLE 15 MISCELLANEOUS		46
15.1	Buyer’s Assignment	46
15.2	Designation Agreement	46
15.3	Survival/Merger	47
15.4	Integration/Waiver	47
15.5	Governing Law	47
15.6	Captions Not Binding; Exhibits	47
15.7	Binding Effect	47
15.8	Severability	47
15.9	Notices	47
15.10	Counterparts	49
15.11	No Recordation	49
15.12	Additional Agreements; Further Assurances	49
15.13	Construction	49
15.14	Consent of Prudential	49
15.15	Maximum Aggregate Liability	50
15.16	Time of The Essence	50
15.17	Waiver of Jury Trial	50
15.18	Facsimile Signatures	50

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EXHIBITS

A.	Legal Description

B.	List of Contracts

C.	[Reserved]

D.	Assignment and Assumption Agreement

E.	Vendor’s Title Affidavit

F.	Form of Auditor Letter

G.	Form of Seller’s Legal Opinion

H.	Form of Notice to Tenants

I.	Form of Seller’s Non-Foreign Certificate

J.	Certificate of Assistant Secretary

K.	Form of Closing Statement Agreement

L.	[Reserved]

M.	Form of Tenant Estoppel Letter

N.	[Reserved]

O.	Litigation Notices, Contract Defaults, Governmental Violations

P.	List Of Tenants

Q.	Taxes and Judgments

- v -

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 17, 2003, by and between PIC REALTY CORPORATION, a Delaware corporation (“PIC” or “Seller”), THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Prudential”), WELLS 1901 MARKET BUSINESS TRUST, a Delaware business trust (“Buyer”), and PRU 1901 MARKET LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is the owner in fee simple of that certain parcel or tract of land (the “Land”) located at 1901 Market Street in Philadelphia, Pennsylvania (the Land is more particularly described in Exhibit A attached hereto) and the existing 48 story office building and underground garage located thereon (the “Building”).

WHEREAS, the Company was originally formed with Prudential as its sole member owning all of the legal and beneficial interests in the Company;

WHEREAS, PIC is a wholly-owned subsidiary of Prudential;

WHEREAS, intending to make a capital contribution of the beneficial interests in the Company to PIC, Prudential and PIC simultaneously entered into (i) a capitalization agreement (the “Capitalization Agreement”) and (ii) an option agreement (the “Option Agreement”), each dated August 31, 2003 pursuant to which Prudential granted to PIC an option to acquire all or a portion of the legal title to the membership interests in the Company (the “LLC Interests”) for ten dollars ($10.00) (the “Option”).

WHEREAS, Seller and Wells Brea I, L.P. (“Wells Brea”), a Delaware limited partnership, have as of the Effective Date hereof, entered into the Brea Purchase Agreement with respect to the sale of real property owned by Seller in Brea, Orange County, California, the closing of which is conditioned on the simultaneous closing of the acquisition of the Option and LLC Interests as contemplated herein, and Prudential and Buyer have, as of the Effective Date hereof, entered into that certain agreement with respect to the acquisition of the legal title to the LLC Interests pursuant to the exercise of the Option (the “Option Exercise Agreement”).

Subject to the terms and conditions hereof, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s legal and beneficial interest, in and rights to the Option, the Option Agreement and the LLC Interests.

In consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Brea Purchase Agreement” shall mean that certain Purchase and Sale Agreement between Seller, as seller, and Wells Brea, as buyer, dated the date hereof.

“Building” shall be as described in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday, or any federal or state of Pennsylvania holiday. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer’s Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” shall mean Buyer, any direct or indirect owner of any beneficial interest in Buyer, and any officers, directors, employees, agents, representatives, accountants, professional consultants, financial advisors and attorneys of Buyer or any such direct or indirect owner of any beneficial interest in Buyer and any rating agencies or potential lenders.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean the fifth calendar day after the date upon which the latest of the following occurs: (i) the Seller has delivered to the Buyer the estoppel certificate from the Required Tenant in the form required by Section 7.3(k) hereof; (ii) the expiration of the Due Diligence Period; and (iii) Buyer’s receipt of the updated Survey required by Section 4.2.1(a) hereof; provided, however, the Closing Date shall be extended to the date upon which the closing shall occur under the Brea Purchase Agreement. Notwithstanding the preceding, in no event shall the Closing Date be later than December 31, 2003, as the same may be extended pursuant to the express terms of this Agreement.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax stature enacted after the date of this Agreement. A reference to a specific section (§) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following: appraisals; budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, or any direct or indirect owner of any beneficial interest in Seller or the Company which such party has reasonably designated as proprietary, privileged or confidential.

“Contracts” shall mean, to the extent the Company is a party thereto, all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements but excluding all Leases), all of which are described in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.

“Deemed to know” (or words of similar import) shall have the following meaning: (a) Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that such fact or circumstance is disclosed by this Agreement, the Documents, any estoppel certificate executed by any tenant of the Property and delivered to Buyer or any Buyer’s Representatives, or any studies, tests, reports, or analyses prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives; and (b) Buyer shall be “deemed to know” that a representation or warranty is untrue, inaccurate or incorrect to the extent that this Agreement, the Documents, any estoppel certificate executed by any tenant of the Property and delivered to Buyer or any Buyer’s Representatives, or any studies, tests, reports or analyses prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives contains information which is inconsistent with such representation or warranty.

“Deposit” shall mean the sum of Two Million and No/100 Dollars ($2,000,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Subsection 3.1.1 hereof, together with any interest earned thereon.

“Designated Employees” shall mean Peter L. Ruggiero and Allen J. Green.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver or make available to Buyer or Buyer’ Representatives prior to Closing or which are otherwise obtained by Buyer or Buyer’s Representatives prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Due Diligence Period” shall mean the period commencing prior to the execution of this Agreement and expiring on November 28, 2003.

“Effective Date” shall mean the date on which Buyer and Seller have executed this Agreement and Seller has delivered a fully executed counterpart of this Agreement to Buyer.

“Employee Benefit Arrangement” shall mean (i) any employment, severance or similar contract or arrangement whether or not written, (ii) any plan, policy, fund, program or contract or arrangement (formal or informal, oral or written, legally binding or not) providing for compensation, bonus, collective bargaining, profit-sharing, stock option stock purchase or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, fringe benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits), (iii) any “group health plan” as defined in Section 5000(b)(1) of the Code, (iv) any “employee benefit plans” (as defined in Section 3(3) of ERISA), or (v) any “employee pension plans” (as defined in Section 3(2) of ERISA), and, subject to Title IV of ERISA or Section 412 of the Code, maintained by Prudential or Seller or any subsidiary thereof or any trade or business (whether or not incorporated) which is under the control, or which is treated as a single employer, with any Person under Section 414(b), (c), (m) or (o) of the Code.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean the Title Company, whose mailing address is Two Penn Center Plaza, Suite 1910, 1500 J.F. Kennedy Boulevard, Philadelphia, PA 19102, in its capacity as escrow agent.

“Governmental Authority” shall mean any federal, state or local court, tribunal, governmental department, agency, board or commission, regulatory authority, or other governmental body, subdivision or instrumentality.

“IBC Lease” shall mean that certain lease dated as of November 16, 1998, between Required Tenant, as tenant, and the Company, as landlord.

“Indebtedness” of any person shall mean, at any time and without duplication, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, all obligations, contingent or otherwise, of such Person in connection with letter of credit facilities and acceptance facilities), (ii) all obligations of such Person evidenced by bonds, notes, debentures, debt securities, book-entry or other similar instruments, (iii) all obligations of such Person created or arising under any conditional sale or lease or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all capitalized lease obligations of such Person (exclusive of capitalized lease obligations relating to furniture, fixtures and equipment used in the operation of the Property) and (v) all obligations of another Person of a type referred to in the preceding clauses (i) through (iv) as to which such first-mentioned Person has agreed to act as surety indemnitor, endorser, guarantor or other obligor.

“Land” shall be as described in the Recitals.

“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean all Seller’s interest in the leases for tenants of the Real Property on the Closing Date (including, without limitation, the IBC Lease and all New Leases) and all guaranties of such leases, if any.

“Liabilities” shall mean, collectively, any and all losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Liens” shall mean any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, selling restrictions, charges, charging orders, imperfections of title, rights of way, easements, and encumbrances of any kind.

“LLC Agreement” shall mean the Limited Liability Company Operating Agreement for 1901 Market LLC dated as of November 6, 1998, as amended by that certain amendment dated as of August 25, 2003.

“Major Casualty/Condemnation” shall mean:

(a)	with respect to any condemnation or eminent domain proceedings that occurs after the date hereof, the portion of the Property that is the subject of such proceedings has a value in excess of One Hundred Thousand and no/100 Dollars ($100,000.00), as reasonably determined by Seller; and

(b)	with respect to any casualty that occurs after the date hereof, either (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration, or (ii) the portion of the Property that is damaged or destroyed has a cost of repair that is in excess of One Hundred Thousand and no/100 Dollars ($100,000.00), as reasonably determined by Seller.

“Net Purchase Price” shall mean an amount equal to the Purchase Price less all amounts outstanding under the Prudential Note as of the Closing Date.

“New Leases” shall mean, collectively, any lease for space at the Property entered into between the date of this Agreement and the Closing Date.

“Option Exercise Agreement” shall be as described in the Recitals.

“Other Property Rights” shall mean, collectively, the Company’s interest (if any) in and to (if any) all of the following: (a) to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property, (b) the Company’s interest in all plans, specifications, licenses and permits relating to the ownership or use or operation of the real estate and improvements, and (c) any guaranties and warranties and other intangible property of the Company in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date.

“Owner’s Title Policy” shall mean an ALTA Owner’s Form of title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Real Property is located) in accordance with the Title Commitment, in the amount of the Purchase Price.

“Permitted Exceptions” shall mean and include all of the following, subject to the rights of Buyer to object to matters of title and survey pursuant to Article 4 hereof and the right of Buyer to terminate this Agreement pursuant to Article 5 hereof: (a) applicable zoning and building ordinances and land use regulations, (b) all liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record, except to the extent that the same are caused or created by Seller or the Company in violation of the terms of Subsection 4.2.3, (c) such exceptions to title as are listed on Schedule B of the Title Commitment, (d) such state of facts as may be disclosed in an accurate survey of the Real Property, (e) the lien of taxes and assessments not yet due and payable, (f) any exceptions caused by Buyer or any Buyer’s Representative, (g) the rights of the tenants under the Leases, and (h) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1 hereof.

“Person” shall mean any natural person, corporation, limited partnership, limited liability company, limited liablity partnership, general partnership, joint stock company, joint venture, real estate investment trust, association, company, trust, bank, trust company, and trust, vehicle trust, business trust or other organization irrespective of whether it is a legal entity, or any government or agency or political subdivision thereof.

“Personal Property” shall mean all tangible personal property owned by the Company (excluding any computer software which either (a) is licensed to the Company, or (b) the Company deems proprietary), located on the Real Property and used in the ownership, operation and maintenance of the Real Property and all non-confidential books, records and files (excluding any appraisals, budgets, strategic plans for the Real Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller, or any of the Seller Parties if any, which Seller reasonably designated as proprietary) relating to the Real Property.

“PIC” shall mean PIC Realty Corporation, a Delaware corporation, the Seller as described herein.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) the Company’s interest as landlord in all Leases; (d) the Contracts, and (e) the Other Property Rights.

“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute, evidence or create any portion of the Property.

“Prudential” shall mean The Prudential Insurance Company of America, a New Jersey corporation

“Prudential Note” shall mean that certain Term Note dated November 18, 1998 in the original principal amount of $160,000,000 by the Company in favor of Prudential, as amended on May 23, 2000.

“Purchase Price” shall mean the sum of One Hundred Seventy-Four Million and No/100 Dollars ($174,000,000.00).

“Real Property” shall mean the Land and the Building, and all fixtures and improvements thereon owned by the Company as of the Closing Date, and all right, title and interest, if any, that the Company may have in and to all rights, privileges and appurtenances pertaining thereto including all of the Company’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto; provided, however, that in the event of any condemnation or casualty that occurs after the date hereof, the term “Real Property” shall not include any of the foregoing that is destroyed or taken as a result of any such condemnation proceeding.

“Reimbursable Lease Expenses” shall mean, collectively, any and all costs, expenses and fees paid by the Company prior to Closing or costs, expenses and fees incurred by the Company (which, if not stipulated as to amount in the applicable lease document, shall be reasonable) prior to Closing arising out of or in connection with (a) any extensions, renewals or expansions under any Lease exercised or granted between the date of this Agreement and the Closing Date, and (b) to the extent approved by Buyer, in writing or by deemed approval as set forth in Section 14.1, any New Lease. Reimbursable Lease Expenses shall include, without limitation, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant’s requirements with regard to such leasing transaction, (iii) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (iv) if there are any rent concessions covering any period that the tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (A) with respect to any extension or renewal, the term of such extension or renewal, (B) with respect to any expansion, that portion of the term remaining under the subject Lease after the date of any expansion, or (C) with respect to any New Lease, the entire initial term of any such New Lease, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property).

“Remove” with respect to any exception to title shall mean that Seller or the Company causes the Title Company to remove or affirmatively insure over the same as an exception to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise; provided, however, that Seller shall not be permitted to Remove any Title Objection (other than liens evidencing monetary encumbrances) by “insuring over” such Title Objection without the consent of Buyer, which consent shall not be unreasonably withheld or delayed.

“Rents” shall mean all base rents, percentage rents, additional rent and any tax and operating expense reimbursements and escalations due from the tenants of the Property under the Leases.

“Required Removal Exceptions” shall mean, collectively, any Title Objections to the extent (and only to the extent) that the same (a) have not been caused by Buyer or any Buyer’s Representatives, and (b) are either:

(i)	liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes or assessments or related to the Prudential Note) (“Monetary Liens”) which can be Removed by payment of liquidated amounts but only if such Monetary Liens have been created by written instrument signed by the Company or assumed by written instrument signed by the Company or which arise from written agreements signed by the Company, and provided that because PIC is the Seller (and may become subject to judgments unrelated to the Property), in no event shall Seller be required to Remove any such Monetary Lien which is not related to the operation of the Property by any method other than indemnity of Seller in favor of the Title Company (for example, unrelated items would include a judgment against PIC in connection with its other operations; whereas a mechanic’s lien for work on the Property pursuant to a contract entered into by the Company would be related to Property operations), or

(ii)	liens or encumbrances (including, but not limited to, Monetary Liens) created by Seller or the Company after the date of this Agreement in violation of Subsection 4.2.3.

“Required Tenant” shall mean Independence Blue Cross.

“Seller-Allocated Amounts” shall mean, collectively:

(a)	with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller or any Seller Party in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and

(b)	with respect to any casualty to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller or any Seller Party in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual costs incurred by Seller in stabilizing the Property following a casualty.

“Seller” shall mean PIC Realty Corporation, a Delaware corporation (the “Seller” as defined above).

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Seller’s Broker; (d) the Company’s property manager, if any, (e) any direct owner of any beneficial interest in Seller, (f) any officer, director, employee, or agent of Seller, its counsel, Seller’s Broker, the Company’s property manager, if any, or any direct owner of any beneficial interest in Seller; (g) the Company and (h) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Broker” shall mean Eastdil Realty Company, L.L.C.

“Seller’s Knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Employees and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon the Designated Employees any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employees. There shall be no personal liability on the part of the Designated Employees arising out of any of the Seller’s Warranties.

“Seller’s Entity Warranties” shall mean Seller’s and Prudential’s warranties and representations contained in Sections 9.2.3 and 9.2.4.

“Seller’s Property Warranties” shall mean Seller’s representations and warranties set forth in Sections 9.2.1 and 9.2.2.

“Seller’s Warranties” shall mean, collectively, Seller’s Entity Warranties and Seller’s Property Warranties.

“Survey” shall mean the ALTA/ACSM survey of the Property by Barton & Martin Engineers dated October 30, 1998, which shall be updated in accordance with Article 4 hereof.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, service, service use, ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, personal property, gift, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

“Tax Return” shall mean all federal, state, local and foreign income, franchise, sales and other returns, reports or related documents required to be filed with respect to Taxes.

“Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“Title Commitment” shall mean that certain commitment to issue an Owner’s Policy of Title Insurance with respect to the Property to be issued by the Title Company.

“Title Company” shall mean First American Title Insurance Company.

“Title Documents” shall mean all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage.

“Title Objections” shall mean any exceptions to title to which Buyer is entitled and timely objects in accordance with the terms of Subsection 4.2.1(a).

“Transaction” shall mean the transactions contemplated by this Agreement.

“Treasury Regulations” shall mean the proposed temporary and final regulations of the United States Department of Treasury promulgated under the Code.

“Wells” shall mean Wells Operating Partnership, L.P., a Delaware limited partnership.

“Wells Brea” shall mean Wells Brea I, L.P., a Delaware limited partnership.

ARTICLE 2 - SALE

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Exhibits attached hereto, all of Seller’s right, title and interest in and to the Option, the Option Agreement, and the beneficial interests in the LLC Interests.

ARTICLE 3 - PURCHASE PRICE

In consideration of the sale of the Option, the Option Agreement and Seller’s beneficial interests in the LLC Interests to Buyer, Buyer shall pay to Seller an amount equal to the Net Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement and shall cause the Company to satisfy, in full, the Prudential Note immediately after the Closing.

3.1 Earnest Money Deposit.

3.1.1 Payment of Deposit. Provided Closing has not sooner occurred, upon expiration of the Due Diligence Period, Buyer shall make the Deposit in immediately available funds.

3.1.2 Applicable Terms; Failure to Make Deposit. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Net Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Deposit as provided herein, at Seller’s option, Buyer shall be deemed to have elected to terminate this Agreement and, if Seller elects such option, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2 Cash at Closing. On the Closing Date, Buyer shall (a) pay to Seller an amount equal to the balance of the Net Purchase Price in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement, and (b) cause the Escrow Agent to simultaneously pay the Deposit to Seller in immediately available funds by wire transfer as more particularly set forth in Section 7.2.

ARTICLE 4 - TITLE MATTERS

4.1 Title to Real Property. Seller and Buyer acknowledge that Seller has previously provided Buyer with the Title Commitment.

4.2 Title Defects.

4.2.1 Buyer’s Objections to Title; Seller’s Obligations and Rights.

(a) Prior to the end of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment, the Survey, and any supplemental title reports or updates to the Title Commitment (whether or not such matters constitute Permitted Exceptions). In addition, after the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that first appear on the update to the Survey heretofore ordered by Buyer and to any title matters which are not Permitted Exceptions and which affect the Company’s title to the Real Property that may appear on any supplemental title reports or updates to the Title Commitment issued after the expiration of the Due Diligence Period so long as such objection is made by Buyer within five (5) Business Days after Buyer becomes aware of the same (but, in any event, prior to the Closing Date). Unless Buyer is entitled to and timely objects to such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions.

(b) If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller or the Company shall, at Closing, Remove or cause to be Removed any Title Objections to the extent (and only to the extent) that the same constitute Required Removal Exceptions. In addition, Seller may elect (but shall not be obligated) to Remove or cause to be Removed any other Title Objections. To the extent that the same do not constitute Required Removal Exceptions, Seller shall promptly notify Buyer in writing after receipt of Buyer’s notice of Title Objections (but, in any event, prior to the Closing Date) whether Seller elects to Remove the same (and the failure to provide such notice within five (5) Business Days after the date of Buyer’s notice of Title Objections shall be deemed to constitute an election of Seller not to effect any such cure). If Seller elects not to Remove one or more Title Objections, then, within five (5) Business Days after Seller’s election (but, in any event, prior to the Closing Date), Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Title Objections and proceed to Closing. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(c) If Seller is unable to Remove any Title Objection that it has previously elected to Remove prior to the Closing, Buyer may at Closing elect to either (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objection and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(d) Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed ten (10) days) for the purpose of the Removal of any Required Removal Exceptions or other Title Objections.

4.2.2 Discharge of Title Exceptions. If on the Closing Date there are any Required Removal Exceptions or any other Title Objections which Seller has elected in writing to pay and discharge, Seller may use any portion of the Purchase Price to satisfy the same, provided Seller shall cause the Title Company to Remove the same.

4.2.3 No New Exceptions. Except as may be required under the terms of the IBC Lease, from and after the date hereof, no Seller Party shall execute any deed, easement, restriction, covenant or other matter affecting title to the Property unless Buyer has received a copy thereof and has approved the same in writing, provided, however, that Seller shall promptly furnish Buyer with a copy of (and Buyer shall not have the right to approve) any deed, easement, restriction, covenant or other such matter which is required to be executed by the Company under the IBC Lease. If Buyer fails to object in writing to any other such proposed instrument within five (5) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld or delayed with respect to any such instrument that is proposed prior to the end of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed between the end of the Due Diligence Period and the Closing.

4.3 Title Insurance. At Closing, the Title Company shall issue the Owner’s Title Policy to the Company, insuring that title to the Real Property is vested in the Company subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) other than the Non-Imputation Endorsement, such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, or any Seller Party, (b) other than the Non-Imputation Endorsement, Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, other than the Non-Imputation Endorsement, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1 Buyer’s Due Diligence.

5.1.1 Access to Property. Subject to the terms of the IBC Lease, between the date hereof and the Closing Date Seller shall allow Buyer and Buyer’s Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not interfere with the operation of the Property or the rights of tenants; (b) Buyer shall not interfere with or, without the prior written consent of Seller, which consent shall not be unreasonably withheld, contact any tenant; and (c) Seller or its designated representative shall have the right to pre-approve and be present during any physical testing of the Property. In addition, Seller will make or cause to be made available to Buyer for copying, at Buyer’s sole cost and expense, the property files of

Seller and the Company (other than those files containing confidential, proprietary or privileged materials). Buyer shall deliver promptly to Seller copies of all Buyer’s Reports, excluding any such reports from Buyer’s attorneys or which are otherwise confidential, proprietary or privileged (it being agreed that any title report, survey, environmental report or engineering report prepared by a third party is not to be excluded). Buyer shall immediately return the Property to the condition existing prior to any tests and inspections. Prior to such time as Buyer or any of Buyer’s Representatives enter the Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer and Buyer’s Representatives with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and name Seller, the Company and the Company’s property manager, if any, as additional insureds and which are with such insurance companies, provide such coverages and carry such other limits as Seller shall reasonably require, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.

5.1.2 Limit on Government Contacts. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Property, Buyer shall not contact any governmental official or representative regarding hazardous materials on or the environmental condition of the Property without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed. In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least three (3) Business Days prior written notice of the intended contact (in order to confirm issues proposed by the Buyer to be addressed in the intended contact) and to have a representative present when Buyer has any such contact with any governmental official or representative.

5.2 As-Is, Where-Is, With All Faults Sale. Buyer acknowledges and agrees as follows:

(a) During the Due Diligence Period, Buyer has conducted and shall continue to conduct, or has waived its right to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate.

(b) On the Closing Date, the Property, which is being indirectly transferred to Buyer through a transfer of the Option and LLC Interests, is being transferred to Buyer (and Buyer shall accept possession of such Property), “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price.

(c) Except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence. Buyer specifically acknowledges that, except for Seller’s Warranties, Buyer is not relying on (and Seller and each of the other Seller Parties does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or any other Seller Parties, as to: (1) the operation of the Property or the income potential, uses, or the merchantability, habitability or fitness of any portion of the Property for a particular purpose; (2) the physical condition of the Property or the condition or safety of the Property or any component thereof, including, but not limited to, plumbing, sewer, heating, ventilating and electrical systems, roofing, air conditioning, foundations, soils and geology, including Hazardous Materials, lot size, or suitability of the Property or any component thereof for a particular purpose; (3) the presence or absence, location or scope of any Hazardous Materials in, at, about or under the Property; (4) whether the appliances, if any, plumbing or utilities are in working order; (5) the habitability or suitability for occupancy of any structure and the quality of its construction; (6) whether the improvements are structurally sound, in good condition, or in compliance with applicable Laws; (7) the accuracy of any statements, calculations or conditions stated or set forth in Seller’s books and records concerning the Property or set forth in any of Seller’s offering materials with respect to the Property (Buyer having had the opportunity to inspect the Property and all such books and records); (8) the dimensions of the Property or the accuracy of any floor plans, square footage, lease abstracts, sketches, or revenue or expense projections related to the Property; (9) the operating performance, the income and expenses of the Property or the economic status of the Property; (10) the ability of Buyer to obtain any and all necessary governmental approvals or permits for Buyer’s intended use and development of the Property; and (11) the leasing status of the Property or the intentions of any parties with respect to the negotiation and/or execution of any lease for any portion of the Property.

(d) Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction.

In addition, Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such Liabilities. Notwithstanding the foregoing, such acknowledgment is not intended to, and shall not be construed to, (i) effect any assumption of liability as to matters which are not expressly assumed by Buyer in the documents executed by the parties in connection with the Transaction, or (ii) affect or impair any rights or remedies that Buyer may have against Seller as a result of a breach of any of Seller’s Warranties, including without limitation Buyer’s right to indemnification as set forth in Section 9.4.5.

5.3 Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller at any time prior to 5:00 p.m. Eastern Time on the last day of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit. In the event Buyer fails to terminate this Agreement prior to

5:00 p.m. Eastern Time on the last day of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5. If after the expiration of the Due Diligence Period Buyer conducts further Due Diligence, Buyer acknowledges and agrees that Buyer shall have no further right to terminate this Agreement with respect to such further Due Diligence or otherwise in accordance with this Article 5 after the expiration of the Due Diligence Period).

5.4 Release.

(a) Buyer, for itself and its successors and assigns, hereby releases Seller from, and waives all claims and liability against Seller for or attributable to (1) any Liabilities relating to the release of or the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based upon, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act (codified in various sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. Section 9601 et seq.) (“CERCLA”); (B) the Resource Conservation And Recovery Act (42 U.S.C. Section 6901 et seq.); (C) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); (D) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq.); (E) the Clean Water Act (33 U.S.C. Section 1251 et seq.); (F) the Clean Air Act (42 U.S.C. Section 7401 et seq.); (G) the Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Section 201 and Section 300 et seq.); (H) the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.); (I) the Superfund Amendments and Reauthorization Act Of 1986 (codified in various sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); (J) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. Section 1101 et seq.); (K) the Uranium Mill Tailings Radiation Control Act (42 U.S.C. Section 7901 et seq.); (L) the Occupational Safety & Health Act (29 U.S.C. Section 655 et seq.); (M) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.); (N) the Noise Control Act (42 U.S.C. Section 4901 et seq.); (O) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 1100 et seq.) and any other federal or state based statutory, common law or regulatory causes of action for environmental contamination at, in or under the Real Property, and (2) all Liabilities with respect to the structural, physical or environmental condition of the Property; provided, however, that such release and waiver shall be inapplicable to any Liabilities (x) for breach of Seller’s Warranties to the extent Seller’s Warranties survive Closing, (y) for which Seller and Prudential provide indemnification pursuant to Section 9.4.5 of this Agreement, or (z) for which Seller, Prudential or the Company shall have acted with willful misconduct, gross negligence or a knowing violation of the Law at any time Seller or Prudential owned an interest, directly or indirectly, in the Company or the Property.

(b) For purposes of this Agreement, the term “Hazardous Material” shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

(c) The provisions of this Section 5.4 shall survive the Closing.

ARTICLE 6 - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

6.1 Lease Rentals and Other Revenues.

6.1.1 Rents. All collected Rents shall be prorated between Seller and Buyer as of the day prior to the Closing Date. Seller shall be entitled to all Rents attributable to any period to but not including the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date. Buyer and Seller acknowledge that the “Basic Rent” payable under the IBC Lease is payable in arrears on the last day of each month. Accordingly, in the event the installment of such Basic Rent for the month in which the Closing occurs has not been collected as of the Closing Date, such Basic Rent shall not be prorated at the time of Closing. After Closing, Buyer shall make a good faith effort to collect (or cause the Company to collect) such Basic Rent and shall tender (or cause the Company to tender) Seller’s pro rata share of same upon receipt thereof (which obligation shall survive the Closing and not be merged therein).

6.1.2 Other Revenues. Revenues from Property operations that are actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date. After Closing, Buyer shall cause the Company to make a good faith effort to collect any such revenues not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation shall survive the Closing and not be merged therein). Except as set forth below, Buyer shall not have an exclusive right to collect such revenues and Seller hereby retains its rights to pursue claims against any parties for sums due with respect to periods prior to the Closing Date; provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue any such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is six (6) months after Closing; and (iii) shall not be permitted to commence or pursue any legal proceedings against any party seeking termination of the underlying contract (but only collection of the past due amounts as an unsecured creditor of such party). The terms of the immediately preceding sentence shall survive the Closing and not be merged therein.

6.2 Lease Expenses. At Closing, Buyer shall reimburse Seller for the Reimbursable Lease Expenses to the extent required by the terms of Article 14.

6.3 [Reserved].

6.4 [Reserved].

6.5 Closing Costs. Buyer shall pay the following costs and expenses associated with the following: (a) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, (b) all lenders’ fees related to any financing to be obtained by Buyer, (c) one-half of all escrow or closing charges, (d) the cost of the update of the Survey, (e) all premiums and charges of the Title Company for the Commitment and the Owner’s Title Policy (including endorsements, other than the Non-Imputation Endorsement); and (f) one-half all transfer taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Option and/or the LLC Interests to Buyer, less $250,000. Seller shall pay the following costs and expenses associated with the Transaction: (i) the commission due Seller’s Broker, (ii) all fees due its attorneys, (iii) all recording and filing charges if any, in connection with the instrument by which Seller conveys the Option and/or the LLC Interests, (iv) one-half of all escrow or closing charges, (v) one-half all transfer taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Option and/or the LLC Interests to Buyer (based on the “computed value” of the Property for purposes of the transfer taxes), plus $250,000, (vi) the cost of obtaining a Non-Imputation Endorsement to the Owner’s Title Policy, and (vii) all costs incurred in connection with causing the Title Company to Remove any Required Removal Exceptions or to Remove any other Title Objections to the extent Seller specifically agrees in writing, at or prior to Closing, to cause Removal of such matter, it being understood for purposes of this sentence that nothing in this Agreement or any prior understanding or agreement of the parties shall be construed to obligate Seller to so Remove or agree to Remove any such matter other than any Required Removal Exceptions. The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.6 [Reserved].

6.7 Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Net Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Net Purchase Price.

6.8 Delayed Adjustment; Delivery of Operating and Other Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Article 6 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after Closing (such period being referred to herein as the “Post Closing Adjustment Period”). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller, on written request, current operating and financial statements (or such excerpts thereof sufficient to provide the information necessary for the determination of such adjustments) for the Property no later than the date one (1) month prior to the expiration of the Post-Closing Adjustment Period. The provisions of this Section 6.8 shall survive the Closing and not be merged therein.

ARTICLE 7 - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1 Closing Date. Subject to Seller’s right to extend the Closing as provided in this Agreement, Closing shall occur on the Closing Date. The parties shall conduct an escrow-style closing through the Title Company (or such other party selected by Buyer and Seller) so that it will not be necessary for any party to attend the Closing (Buyer and Seller shall have pre-Closings to finalize and sign all documents not later than the day prior to Closing, and deliver such items to the escrow agent). Seller and Buyer acknowledge that the Closing of the Transaction shall occur simultaneously with the closing under the Brea Purchase Agreement and the closing under the Option Exercise Agreement. Time is of the essence with respect to the Closing.

7.2 Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Option, the Option Agreement and all its interests in the Company to Buyer, free and clear of all Liens, upon confirmation of receipt of the Net Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, and subject to a concurrent closing under the Option Exercise Agreement, Buyer agrees to pay the Net Purchase Price by timely delivering the same to the Escrow Agent no later than 12:00 noon Eastern Time on the Closing Date and causing the Escrow Agent to deposit the same in Seller’s designated account by 2:00 p.m. Eastern Time on the Closing Date. In addition, provided that all conditions to Buyer’s obligations hereunder have been satisfied and Buyer fails to deliver to the Escrow Agent the Net Purchase Price no later than 12:00 noon Eastern Time on the Closing Date, then for each full or partial day after 2:00 p.m. Eastern Time on the Closing Date that Seller has not received in its account the Net Purchase Price, Buyer shall pay to Seller at Closing (and as a condition thereto) the greater of (a) an amount equal to one (1) day’s interest on the unpaid funds at the rate per annum equal to the “prime rate” as such rate is reported in the “Money Rates” section of THE WALL STREET JOURNAL, as published and distributed in New York, New York, in effect from time to time, and (b) an amount equal to the per diem proration for one (1) day. Further, provided that all conditions to Seller’s obligations hereunder have been satisfied and Seller fails to deliver to the Escrow Agent the Seller’s closing deliverables specified herein no later than 12:00 noon Eastern Time on the Closing Date, then for each full or partial day after 2:00 p.m. Eastern Time on the Closing Date that Buyer has not received the Option and the LLC Interests, Seller shall pay to Buyer at Closing (and as a condition thereto) the greater of (a) an amount equal to one (1) day’s interest on the unpaid funds at the rate per annum equal to the “prime rate” as such rate is reported in the “Money Rates” section of THE WALL STREET JOURNAL, as published and distributed in New York, New York, in effect from time to time, and (b) an amount equal to the per diem proration for one (1) day.

7.3 Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered the following:

(a) Assignment. Assignment and Assumption of Option Agreement and Beneficial Interests in the form attached hereto as Exhibit D (the “Assignment”).

(b) Updated Balance Sheet. A balance sheet for the Company dated as of the Closing Date (the “Closing Balance Sheet”).

(c) Notice to Tenants. A single form letter in the form of Exhibit H attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.

(d) Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller.

(e) Evidence of Authority. A certificate of an Assistant Secretary of Seller with respect to the authority to act on behalf of Seller of the individual executing on behalf of Seller all documents contemplated by this Agreement, in the form of Exhibit J attached hereto and incorporated herein by this reference.

(f) Closing Statement. A Closing Statement Agreement and escrow direction letter in the form of Exhibit K attached hereto and incorporated herein by this reference.

(g) Title Affidavit. A Vendor’s Title Affidavit from the Company in the form of Exhibit E attached hereto and incorporated herein by this reference, executed by the Company.

(h) Legal Opinion. An opinion letter of counsel to Seller and Prudential, in the form of Exhibit G attached hereto and incorporated herein by this reference, addressed to Buyer dated the Closing Date and executed by such law firm.

(i) Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(j) Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(k) Keys and Original Documents. Keys to all locks on the Real Property in Seller’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

(l) Estoppel Letter. To the extent in Seller’s possession, but in any event as a condition precedent to Buyer’s obligation to close the Transaction, an executed estoppel certificate from the Required Tenant, which (i) shall be dated no earlier than November 16, 2003, and (ii) shall be substantially in the form of Exhibit M attached hereto and incorporated herein by this reference; provided, however, that if Required Tenant is required or permitted under the terms of the IBC Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit M attached hereto, then Buyer shall accept any modifications made to such estoppel certificate to the extent that such changes are consistent with the minimum requirements set forth in the IBC Lease.

(m) Seller’s Certificate. A certificate of an officer of Seller certifying that all representations and warranties contained in Section 9.2.2 of this Agreement are true and correct as of the Closing Date in all material respects, that all representations and warranties contained in Sections 9.2.3 and 9.2.4 of this Agreement are true and correct as of the Closing Date, and that Seller has performed, complied and fulfilled all of the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied or fulfilled by Seller on or prior to the Closing Date.

(n) Prudential’s Certificate. A certificate of an officer of Prudential certifying that all representations and warranties contained in Section 9.3 of this Agreement are true and correct as of the Closing Date.

The items to be delivered by Seller in accordance with the terms of this Section 7.3 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date or by overnight delivery for early AM delivery on the Closing Date, except that the items in the paragraph entitled “Keys and Original Documents” and any tenant estoppel certificates shall be delivered by Seller outside of escrow on the Closing Date.

7.4 Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a) Net Purchase Price. The Net Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b) [Reserved.]

(c) Assignment. The Assignment executed and acknowledged by Buyer.

(d) Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Option, Option Agreement, and the LLC Interests and Buyer’s execution of this Agreement and the documents required to be delivered by Buyer pursuant to this Agreement and the consummation of the Transaction.

(e) Closing Statement. A Closing Statement Agreement and escrow direction letter in the form of Exhibit K attached hereto and incorporated herein by this reference.

(f) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(g) Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(h) Buyer’s Certificate. A certificate of an officer of Buyer certifying that all representations and warranties contained in Section 9.1 of this Agreement are true and correct in all material respects as of the Closing Date, and that Buyer has performed, complied and fulfilled all of the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied or fulfilled by Buyer on or prior to the Closing Date.

The Net Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Buyer in accordance with the terms of Subsections (b) and following of this Section 7.4 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date or by overnight delivery for early AM delivery on the Closing Date.

ARTICLE 8 - CONDITIONS TO CLOSING

8.1 Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a) Prudential Note. Consent to the Transaction shall have been received from Prudential as required pursuant to the Prudential Note and Seller shall be satisfied that the Buyer shall cause the Company to satisfy the Prudential Note in full immediately after the Closing.

(b) Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.

(c) Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing.

(d) Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

8.2 Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a) Representations of Seller True. (i) All representations and warranties made by Seller in Section 9.2.1 and Section 9.2.2 of this Agreement, as the same may be amended as provided in Section 9.4, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date; and (ii) all representations and warranties made by Seller and Prudential in Sections 9.2.3 and 9.2.4 of this Agreement shall be true and correct on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(b) Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 4 of this Agreement;

(c) Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing; and

(d) Prudential Representations True. All representations and warranties made by Prudential in Section 9.3 of this Agreement and in the Option Exercise Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made and as of such date except to the extent that they expressly relate to an earlier date;

(e) Prudential Conveyance of LLC Interests. The simultaneous transfer of legal title to the LCC Interests from Prudential to Buyer free and clear of all Liens, pursuant to an assignment instrument from Prudential in form reasonably acceptable to Buyer, and release of the Option Exercise Agreement from Escrow;

(f) Financial Condition. No petition has been filed by or against Seller, the Company or Prudential under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing;

(g) Prudential Note. Consent to the Transaction shall have been received from Prudential as required pursuant to the Prudential Note;

(h) Brea Closing. The consummation of the purchase and sale of the real property under the Brea Purchase Agreement shall have occurred; and

(i) Closing Balance Sheet. The Closing Balance Sheet has been delivered and is acceptable to Buyer (which shall be deemed acceptable provided that the assets include all of the Property and there are no liabilities other than the Prudential Note and Capital Stock and Franchise Taxes accrued but not yet payable).

8.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the conditions set forth in Section 8.1 or Section 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 11 hereof.

8.4 Approvals not a Condition to Buyer’s Performance. Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests, or (d) endorsements to the Owner’s Title Policy (other than the Non-Imputation Endorsement).

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

9.1 Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1 Buyer’s Authorization. Buyer (and as used in this Section 9.1.1, the term Buyer includes any general partners or managing members of Buyer) (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, as and to the extent required by Laws for this Transaction, the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2 Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

9.1.3 Investment Intent. Buyer acknowledges that the Option and LLC Interests have been offered and will be sold to Buyer pursuant to an exemption from registration under the Securities Act and all applicable state securities laws. Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and is purchasing the Option and the LLC Interests for investment purposes and has no present intent to distribute, resell, pledge or otherwise dispose of the Option (other than the exercise thereof) and the LLC Interests. Buyer has had the opportunity to review such documents and to ask such questions of Seller as Buyer has deemed pertinent to its decision to purchase the Option and the LLC Interests. Buyer is fully capable of assessing the risks associated with ownership of the LLC Interests.

9.2 Seller’s Representations. Seller represents and warrants to Buyer as follows:

9.2.1 Seller’s Authorization. Seller (and as used in this Section 9.2.1, the term Seller includes any general partners or managing members of Seller) (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and as and to the extent required by law the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

9.2.2 Seller’s Representations with respect to the Property. To Seller’s Knowledge:

(a) Except as listed in Exhibit O attached hereto and incorporated herein by this reference, neither Seller nor the Company has received any written notice of any current or pending litigation (including, but not limited to, suits, legal proceedings, legal actions, which shall include, but not be limited to, condemnation actions and eminent domain proceedings) against Seller or the Company with respect to the Property or against the Property which would, if determined adversely, adversely affect the Property.

(b) As of the date of this Agreement, neither Seller nor the Company has entered into any service, supply, maintenance, repair, employment, management, broker, commission, warranty, guaranty or utility contracts, subcontracts or agreements which will be binding upon Buyer or the Company after the Closing other than the Contracts listed in Exhibit B attached hereto. The Company is not in default of any Contract to which it is a party.

(c) Except for defaults cured on or before the date hereof, neither Seller nor the Company has received any written notice of default under the terms of any of the Contracts except as listed in Exhibit O attached hereto.

(d) As of the date of this Agreement, the only tenants of the Property are the tenants listed in Exhibit P attached hereto and incorporated herein by this reference.

(e) Except for violations cured or remedied on or before the date hereof and except as listed in Exhibit O attached hereto, as of the date of this Agreement, neither Seller nor the Company has received any written notice from any governmental authority with respect to the violation of, or with respect to any existing or pending investigation or inquiry or any remedial actions under, any applicable law, statute, ordinance, rule, regulation or order pertaining to health or the environment or regulating use of the Property which has not been cured by Seller.

(f) As of the date of this Agreement, except as set forth on Exhibit O attached hereto and except for defaults cured on or before the date hereof, neither Seller nor the Company has (i) received any written notice from any tenant of the Property asserting or alleging that the Company is in default under such tenant’s Lease, nor (ii) sent to any tenant of the Property any written notice alleging or asserting that such tenant is in default under such tenant’s Lease.

(g) [Reserved]

(h) There are no employment, collective bargaining, or similar agreements or arrangements between Seller and any of its employees or others which will be binding on Buyer.

9.2.3 Representations of Seller and Prudential with respect to the Option and the LLC Interests. Seller and Prudential hereby jointly and severally represent and warrant to Buyer as follows:

(a) Ownership of the Option. Seller has good and marketable title to the Option, the Option Agreement, and all equitable beneficial right, title and interest in and to the LLC Interests, free and clear of any Liens, restrictions and claims of every kind and nature whatsoever, and such good title to the Option, Option Agreement and equitable beneficial right, title, and interest to the LLC Interests shall be transferred to Buyer hereunder free and clear of all Liens, restrictions and claims of every kind and nature whatsoever.

(b) LLC Agreement. The LLC Agreement is legal, valid and binding, enforceable in accordance with its terms, and is in full force and effect and has not been amended, supplemented or otherwise modified. Seller has delivered to Buyer a true and complete copy of the LLC Agreement.

(c) Option Agreement. The Option Agreement is legal, valid and binding, enforceable in accordance with its terms, and is in full force and effect and has not been amended, supplemented or otherwise modified. Seller has delivered to Buyer a true and complete copy of the Option Agreement.

(d) Capitalization Agreement. The Capitalization Agreement is legal, valid and binding, enforceable in accordance with its terms, and is in full force and effect and has not been amended, supplemented or otherwise modified. Seller has delivered to Buyer a true and complete copy of the Capitalization Agreement.

(e) No Voting Agreement. Seller is not party to any voting trust, proxy or other voting agreement with respect to the Option, the Option Agreement or the LLC Interests.

9.2.4 Representations of Seller and Prudential With Respect to the Company. Seller and Prudential hereby jointly and severally represent and warrant to Buyer as follows:

(a) Authorization and Good Standing. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own and operate its properties and to carry on the business conducted by it as now conducted. The Company is duly qualified or licensed and in good standing to do business as a foreign entity in each jurisdiction in which such qualification is required.

(b) Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person other than Prudential (which consent of Prudential is set forth below in this Agreement) is required to be obtained by the Company for Seller’s execution and delivery of this Agreement or any Closing Document and the consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement and the Closing Documents by Seller nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any indenture, license, Contract, or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets may be bound; (iii) violate or conflict with any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Company or its properties or assets, or (iv) result in the creation of any Lien upon the Company or any assets of the Company.

(c) Ownership of the Company. No one other than Seller and Prudential owns any legal or beneficial interests in the Company, and subject only to the Option and the Option Agreement, the LLC Interests are owned free and clear of all Liens (including any restrictions on the right to vote, assign or otherwise transfer such legal and beneficial ownership of the LLC Interests). Such LLC Interests represent all the member or ownership interests in the Company, and other than the Option and the Option Agreement, there are no rights, options, convertible or exchangeable instruments or interests or commitments, agreements, arrangements or undertakings of any kind to which Seller or the Company is a party or by which Seller or the Company is bound obligating Seller or the Company to issue, deliver, sell or create, or cause to be issued, delivered, sold or created, any present or future legal or beneficial interests in the Company or obligating the Company or Seller to issue, grant, extend or enter into any such right, option, convertible or exchangeable instrument or interest or commitment, agreement, arrangement or undertaking.

(d) Tax Matters. (i) The Company has complied with all Laws relating to the payment and withholding of Taxes and has withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Laws. (ii) The Company has been at all times throughout its existence, and as of the Closing Date will be, classified for federal income tax purposes under Treasury Regulation Section 301.7701-3(b) as a single member limited liability company disregarded as an entity separate from its owner and pursuant to any corresponding provision of state and local income tax Laws (including, without limitation, the Philadelphia business privilege tax but excluding the Pennsylvania Capital Stock and Franchise Tax). The Company is not and has never been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or a member of any consolidated, unitary, combined or similar group pursuant to corresponding state, local or foreign law. The Company has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (and corresponding provisions of state, local or foreign law). (iii) Except as set forth on Exhibit Q, the Company has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and all Taxes (whether or not shown on any Tax Return) owed by the Company have been paid. The Company is not the beneficiary of any extension of time within which to file any such Tax Return. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), has been executed or filed with the Internal Revenue Service or any other taxing authority by or on behalf of the Company and no power of attorney with respect to any Tax matter of the Company is currently in force. No claim is pending or threatened by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. (iv) Except as set forth on Exhibit Q, there are no audits, assessments, levies, administrative proceedings, disputes or claims concerning any liability for Taxes of the Company that have been claimed, raised or to the Seller’s knowledge threatened by any Governmental Authority. Except as set forth on Exhibit Q, Seller has delivered to Buyer correct and complete copies of all federal, state and local income (including, without limitation, Philadelphia business privilege) and other Tax Returns of the Company. Except as set forth on Exhibit Q, there have been no income tax examination reports or statements of deficiencies assessed against or with respect to the Company, by any Governmental Authority. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code. The Company is not a party to, is not bound by and does not have any obligation under any tax sharing arrangement, tax indemnification agreement or similar contract or arrangement.

(e) Indebtedness. The Company is not a party to any line of credit, loan agreement or other financing arrangement or Indebtedness of any nature, whether with banks, financial institutions or other Persons, other than as evidenced by the Prudential Note. Except for the Prudential Note, the Company does not have any Indebtedness outstanding nor has it given any guaranty, indemnity, comfort letter or other assurance of payment or security of any nature for, or otherwise agreed to or may become directly or contingently liable for, any obligation of any other Person.

(f) Financial Statements. Seller has delivered to Buyer the financial statements of the Company for the years ended December 31, 2001 and 2002 (the “Company Financial Statements”) and the nine month period ended September 30, 2003. The Company Financial Statements are true, complete and correct and prepared in conformity with the practices consistently applied by the Company and fairly present the financial condition of the Company as of the date thereof. The Company has no liabilities (whether absolute, accrued, fixed, contingent, matured, unmatured, determined, determinable or otherwise) which were not reflected or reserved against in the Company Financial Statements, except for liabilities arising under or resulting from this Agreement.

(g) Employees. The Company does not currently have and has never had any employees (whether on a full-time, part-time, or temporary basis). The Company is not a party to, nor has it ever maintained, sponsored, participated in, administered, contributed to, been required to contribute to, or been a party to or otherwise responsible for, any Employee Benefit Arrangement. There are no

complaints, charges or claims against the Company pending or threatened which could be brought or filed with any Governmental Authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by the Company of any individual. The Company does not have any liability, actual or contingent, either individually or on a joint and several basis, arising under ERISA. No Person serving as a manager, officer, director or any other similar capacity of the Company is entitled to any form of compensation or benefit from the Company.

(h) Bankruptcy. Seller and the Company are each solvent, and no petition in bankruptcy or any petition or answer seeking any assignment for the benefit of creditors, the appointment of a receiver or trustee, liquidation, dissolution or similar relief under the United States Bankruptcy Code or any similar state law has been filed by or against the Company or Seller. Neither Seller nor the Company has made any general assignment of its property for the benefit of its creditors. No proceeding has been instituted for the dissolution or liquidation of Seller or the Company.

(i) Title to Assets. (i) The Company has good and marketable title to all of the Personal Property and the Real Property free and clear of all Liens (provided however, with respect to title to the Real Property Seller and Prudential represent and warrant only that, except for the Permitted Exceptions, the Company has not granted or created or consented to the creation of any Lien upon the title to the Real Property, other than the mortgage securing the Prudential Note, which shall be satisfied at Closing), and (ii) the Property constitutes all assets necessary for the conduct of the business of the Company in accordance with past practice.

(j) Other Activities. The Company (i) has not engaged since its formation, and does not engage in, any other business or activity other than the ownership of its interest in the Property; (ii) does not hold, directly or indirectly any ownership interests (legal or equitable) in any real or personal property other than its interest in the Property; and (iii) is not a shareholder partner, member or owner of an interest in any other Person.

(k) Liabilities. Except as disclosed to Buyer in this Agreement including on the Company Financial Statements and the Closing Balance Sheet, the Company has no liabilities, including, without limitation, any contingent liabilities, other than those arising under the Leases, the Prudential Note and all documents executed in connection therewith and those arising solely by reason of acquisition and ownership of the Property such as covenants, conditions and restrictions which burden the Property.

(l) Litigation. Neither Seller nor the Company has been served with any litigation or administrative proceeding with respect to the Company or the Property, and there is no pending or threatened litigation, arbitration, mediation or administrative proceedings against the Company or the Property. Except as disclosed on Exhibit Q, neither Seller nor the Company is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or other governmental entity with respect to the Company or the Property, and there is no action, suit or proceeding with respect to the Company or the Property initiated by Seller or the Company currently pending.

(m) No Other Agreements. Other than the Leases, the Contracts, and the Permitted Exceptions, the Company has not entered into or assumed any other leases, service contracts, management agreements, or other contracts or agreements, oral or written, that grant to any Person whomsoever any right, title, interest or benefit in or to all or any part of the Property, any rights to acquire all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property. The Leases and the Contracts are in full force and effect and there has been no material amendment, termination or waiver of any right of the Company under any such agreement which will be binding on the Company after the Closing.

(n) Ordinary Course of the Business. The Company has operated its business in the ordinary course, and since the acquisition of the Property by the Company the books, accounts and records of the Company have been maintained in the usual, regular and ordinary manner on a consistent basis.

(o) Permits and Licenses. There has been no material amendment, termination or waiver of any right of the Company under any governmental license, permit or authorization issued to the Company, and the governmental licenses, permits and authorizations of the Company, if any, are in full force and effect, provided that this representation shall not be deemed given with respect to any of the foregoing as they may relate to the Property and for which the Required Tenant has responsibility.

(p) Absence of Certain Payments. None of the Company, or any officer, manager, agent or other Person acting on behalf of the Company, has directly or indirectly, made contributions, gifts, or payments relating to any political activity or solicitation of business which was prohibited by law or, on behalf of the Company, made any direct or indirect unlawful payment to any governmental official or employee or established or maintained any unlawful or unreported funds. None of the Company, or any officer, manager, agent or other Person acting on behalf of the Company, has accepted or received any unlawful contribution, payment, gift, entertainment or expenditure.

9.2.5 Designated Employees. The Designated Employees include those individuals who have been primarily responsible for the asset management of the Property on behalf of Seller for the two (2) year period immediately prior to the date hereof (or, if shorter, the period of ownership thereof) and who are currently employed by Seller.

9.3 Representations of Prudential.

9.3.1 Prudential’s Authorization. Prudential (a) is duly organized, validly existing and in good standing under the Laws of its State of organization and, as and to the extent required by Laws for this Transaction, the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Prudential, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Prudential, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Prudential have been duly authorized by all requisite corporate action on the part of Prudential and are the valid and legally binding obligation of Prudential, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Prudential, nor the performance of the obligations of Prudential hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Prudential or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Prudential is bound.

9.3.2 Prudential’s Financial Condition. No petition has been filed by or against Prudential under the Federal Bankruptcy Code or any similar state or federal Law.

9.4 General Provisions.

9.4.1 No Representation As to Leases. Seller does not represent or warrant that any particular lease or leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

9.4.2 Seller’s Property Warranties Deemed Modified. To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period that Seller’s Property Warranties are inaccurate, untrue or incorrect in any way, such Seller’s Property Warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

9.4.3 Notice of Breach; Seller’s Right to Cure. If after the expiration of the Due Diligence Period but prior to the Closing, Buyer or any Buyer’s Representative obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed ten (10) days) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. The untruth, inaccuracy or incorrectness of Seller’s Property Warranties shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Property Warranties are reasonably estimated to exceed $50,000.00. The untruth, inaccuracy or incorrectness of any of Seller’s Entity Warranties or any of Prudential’s Warranties shall be deemed material.

9.4.4 Survival; Limitation on Seller’s Liability. Except for the statements in the FIRPTA Affidavit to be delivered at Closing (as to which the parties executing such documents shall be and remain liable in accordance with the terms thereof), the Seller’s Property Warranties shall survive the Closing and not be merged therein for a period of twelve (12) months and Seller shall only be liable to Buyer hereunder for a breach of Seller’s Property Warranties made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before twelve (12) months after the date of the Closing. Seller’s Entity Warranties and Prudential’s Warranties shall survive the Closing and not be merged therein for the period of the applicable statute of limitations, provided that the warranties in Sections 9.2.3(a) and 9.2.4(c) hereof shall survive indefinitely, and Seller and Prudential shall only be liable to Buyer hereunder for a breach of Seller’s Entity Warranties, other than Sections 9.2.3(a) or 9.2.4(c), made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller or Prudential on or before the expiration of the applicable statute of limitations after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited to the extent set forth in Section 15.15 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for Liabilities that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer actually knew (or, in the case of Seller’s Property Warranties, actually knew or is deemed to know) that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $50,000.00, provided that such $50,000 threshold shall exclude damages from breaches of Seller’s Entity Warranties, for which Buyer is entitled to recover without regard to any threshold. Notwithstanding anything in this Agreement to the contrary Seller shall not be liable for any punitive or consequential damages.

9.4.5 Seller’s and Prudential’s Indemnification Obligations.

(a) Subject to the other provisions of this Article 9, from and after the Closing, Seller and Prudential jointly and severally shall indemnify and hold harmless Buyer and its affiliates and its and their respective officers, directors, direct or indirect owners, partners and agents (the “Buyer Indemnified Parties”), from and against any Liabilities (including, without limitation, reasonable attorneys’ fees and litigation costs), as incurred, including those incurred indirectly through the ownership of the Company and those incurred directly by the Company, to the extent they relate to, arise out of or are the result of (i) the breach or inaccuracy in any of Seller’s Entity Warranties or breach by Seller of any of its covenants set forth in Section 10.2 herein, (ii) any personal or bodily injury or death or property damage (other than damage to the Property itself) occurring prior to the Closing at the Property, or (iii) any other third party claims against any Buyer Indemnified Party or the Company based on any act or omission or other event occurring prior to the Closing, for which Buyer would not have been liable or incurred or suffered loss, directly or indirectly, if Buyer had only purchased the Property and not the LLC Interests in the Company. In connection with the foregoing, Buyer acknowledges and agrees that its right to assert any claim for Liabilities for breach of Seller’s Entity Warranties pursuant to this Section 9.4.5(a) is limited to the survival period for the applicable representation and warranty, as provided in Section 9.4.4.

(b) Seller and Prudential jointly and severally shall indemnify and hold harmless the Buyer Indemnified Parties and the Company from and against any and all Taxes that are imposed on or borne by any Buyer Indemnified Party or the Company (directly or indirectly) as well as all costs (including, without limitation, reasonable attorneys’ fees and litigation costs) suffered or incurred by any Buyer Indemnified Party or the Company in investigation, defense, litigation or settlement of any claim for Taxes attributable to the Company, or Seller’s or Prudential’s direct or indirect interest in the Company, for all periods ending on or prior to the Closing Date and for any period beginning before and ending after the Closing Date, for the portion of such period ending on the Closing Date, including without limitation, arising from any matter listed on Exhibit Q or as a result of the entering into of the Option Agreement and grant of the Option and rights to cash flow and distributions or other transfers of rights or interests of the Company to Seller.

(c) Seller and Prudential jointly and severally shall indemnify and hold harmless the Buyer Indemnified Parties and the Company from and against any and all transfer and similar Taxes that are imposed on or borne by any Buyer Indemnified Party or the Company (directly or indirectly) as well as all costs (including, without limitation, reasonable attorneys’ fees and litigation costs) suffered or incurred by any Buyer Indemnified Party or the Company in investigation, defense, litigation or settlement of any claim for such transfer or similar Taxes arising out of or from the

Buyer’s acquisition of the Option, the Option Agreement and the legal and beneficial title to the LLC Interests, and the exercise of the Option not provided for as Buyer’s responsibility on the Closing Statement Agreement.

(d) Prudential acknowledges and agrees that the Buyer would not enter into this Agreement without Prudential becoming a party hereto for purposes of this Article 9 and that as the parent of the Seller it will derive substantial indirect benefits from this Agreement.

(e) Seller and Prudential jointly and severally agree to pay the Buyer Indemnified Parties’ and the Company’s costs (including, without limitation, reasonable attorneys’ fees and litigation costs) in any action or proceeding to enforce the provisions of this Section 9.4.5, provided that such parties are successful in any action with respect to the applicability of this Section 9.4.5.

(f) The Company shall use good faith efforts to pursue insurance coverage provided under the IBC Lease that may be available to it as an additional named insured with respect to any liabilities for which indemnification may be available under Section 9.4.5(a)(ii), provided however that the Seller’s and Prudential’s indemnification obligations hereunder shall not be contingent or conditioned on such efforts by the Company, the provision of such insurance or the collection of any insurance proceeds. Seller’s and Prudential’s indemnification obligations with respect to matters indemnified under Section 9.4.5(a)(ii) and (iii) shall be net of any insurance amounts actually received by the Company from insurance coverage provided by the Required Tenant under the IBC Lease.

9.4.6 Claims. (a) If a Buyer Indemnified Party intends to seek indemnification against a third party claim pursuant to this Article 9, such Buyer Indemnified Party shall promptly notify Seller or Prudential, in writing, of such claim describing such claim in reasonable detail, provided, that the failure to provide such notice shall not affect the obligations of the Seller and Prudential hereunder unless and only to the extent they are actually prejudiced thereby. Seller or Prudential shall have thirty (30) days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and if it so decides, the Buyer Indemnified Party shall cooperate with it in connection therewith, provided, that the Buyer Indemnified Party may participate in such settlement or defense through counsel chosen by it, and provided further, that the reasonable fees and expenses of such counsel shall be borne by the Seller and Prudential. The Seller (and Prudential) shall have the right to settle or compromise any action which it determines to undertake, conduct and control as aforesaid, provided, that it first obtain the consent of the Buyer Indemnified Party(ies) which consent shall not be unreasonably withheld, delayed or conditioned. As long as the Seller or Prudential is contesting any such claim in good faith, the Buyer Indemnified Party shall not pay or settle any such claim without the consent of the Seller or Prudential (which consent shall not be unreasonably withheld or delayed).

(b) The Seller Indemnified Party, Prudential and the Buyer Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article 9, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

9.4.7 Survival. The provisions of Sections 9.4.3 through this Section 9.4.7 shall survive the Closing.

ARTICLE 10 - COVENANTS

10.1 Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1 Confidentiality. Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to the Property has been and will be so furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, and subject to the exceptions set forth below (including as set forth in Section 10.3.1), Buyer shall hold, and shall cause Buyer’s Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit Buyer’s Representatives from disclosing, to any other person without the prior written consent of Seller until the Closing shall have been consummated, (a) the terms of the Agreement, (b) any of the information in respect of the Property delivered to or for the benefit of Buyer whether by any Buyer’s Representatives or by Seller or any of the Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by Buyer or any Buyer’s Representatives in connection with its Due Diligence, and (c) the identity of Seller, and, if applicable, the identity of any direct or indirect owner of any beneficial interest in Seller. In the event the Closing does not occur or this Agreement is terminated, Buyer, upon written request of Seller, shall promptly return to Seller all copies of documents containing any of such information provided by Seller or any of its agents, representatives or employees without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (a) on a need-to-know basis to its employees, members of professional firms serving it or potential lenders, (b) as any governmental agency may require in order to comply with applicable Laws, and (c) to the extent that such information is a matter of public record. The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement.

10.1.2 Buyer’s Indemnity. Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) to the extent caused by the acts or omissions of Buyer or any of Buyer’s Representatives arising out of or resulting from (a) the breach of the terms of Subsection 10.1.1 or (b) the entry on the Real Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of an pre-existing environmental or physical condition at the Property. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

10.1.3 Change in Name. No later than five (5) days after the Closing Date Buyer shall file amendments to the Company’s Certificate of Formation and Application for Registration with the Delaware Secretary of State and the Secretary of the Commonwealth of Pennsylvania, respectively, to omit the word “Pru” from the name of the Company.

10.2 Seller’s Covenants. Seller hereby covenants as follows:

10.2.1 Service Contracts.

Subject to the terms of the IBC Lease, without Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed, between the date hereof and the Closing Date Seller shall not permit the Company to extend, renew, replace or modify any Contract or enter into any new service contract or agreement unless such Contract, service contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice. Seller shall provide Buyer not less than three (3) Business Days’ prior written notice to provide its consent to any such contract, extension, renewal, replacement or modification. If Buyer fails to object in writing to any such proposed action within three (3) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed action. Buyer’s consent shall not be unreasonably withheld or delayed with respect to any such transaction that is proposed prior to the end of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the end of the Due Diligence Period and the Closing. This Section 10.2.1 shall in no way limit the rights the Required Tenant may have under the IBC Lease, and the exercise of any such rights shall not be deemed to be a violation by Seller of the provisions of this Section.

10.2.2 Rents. Neither Seller nor the the Company shall accept any payment of rent under the IBC Lease more than thirty (30) days in advance of the due date.

10.2.3 Further Encumbrances. Except with Buyer’s prior written consent, neither Seller nor the Company shall grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment or encumbrance respecting the Property or any of the LLC Interests.

10.2.4 Ordinary Course of Business. Seller shall cause the Company to carry on its business and operate the Property in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts to preserve intact the Company and its business relationships, and Seller shall not permit the Company to undertake any business activity other than the ownership of the Property or enter into any other contracts or agreements or assume or incur any additional obligation or indebtedness, and Seller shall cause the Company to perform and discharge all of the duties and obligations and comply with the covenants and agreements of the landlord or lessor under the IBC Lease and any other lease at the Property in the manner and within the time limits required thereunder. In addition, from the date hereof until Closing, Seller shall not permit the Company or any of its managers, representatives or agents to:

(i) issue or agree to issue any additional membership or supporting interests or securities, rights or options exercisable or convertible into membership interests;

(ii) merge or consolidate with any other Person or acquire any assets outside of the normal operation of the Property;

(iii) sell, lease, license or otherwise dispose of any assets or property;

(iv) fail to continue to properly maintain, insure, and protect the Property consistent with past practice and in accordance with the Leases;

(v) cancel any debts owed to the Company or waive any claims or rights of the Company;

(vi) agree or commit to do any of the foregoing.

10.2.5 Employees. Seller shall not allow the Company to: (i) enter into any agreement with any person, labor union, or association regarding the employment of persons for the Company, (ii) institute or adopt any Employee Benefit Arrangement, (iii) hire any persons as employees or independent contractors, or (iv) enter into any agreement or Employee Benefit Arrangement with any person serving as an officer, manager, director, member or in any other similar capacity of the Company.

10.2.6 No Action. Neither Seller nor the Company will knowingly take, or agree or commit to take, any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at or prior to the Closing Date.

10.2.7 Cooperation with Buyers, Auditors and SEC Requirements. Seller or Prudential shall provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, Prudential, or its property manager (if any) or accountants, to enable Buyer (and/or Wells Operating Partnership, L.P.) to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Buyer’s sole cost and expense, Seller or Prudential shall allow Buyer’s auditor (Ernst & Young LLP or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for 2001, 2002 and 2003 (to the date of Closing), and shall cooperate (at no cost to Seller or Prudential) with Buyer’s auditor in the conduct of such audit. In addition, Seller (and Prudential) agree to provide to Buyer’s auditor a letter of representation in the form attached hereto as Exhibit F and by this reference made a part hereof (the “Representation Letter”), and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s or Prudential’s operating statements of the Property at Buyer’s expense; and Seller and Prudential shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller and Prudential shall furnish to Buyer such financial and other information with respect to the Company and the Property as may be reasonably required by Buyer to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, or Prudential, at no cost to Seller or Prudential, and in the format that Seller or Prudential (or its property manager or accountants) have maintained such information.

10.3 Mutual Covenants.

10.3.1 Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld or delayed), except to the extent required by applicable Law. If either Seller or Buyer is required by applicable Law to issue a Release, such party shall use reasonable efforts prior to the issuance of such Release to deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or tombstone or other advertisement or public statement with respect to the Transaction or this Agreement.

10.3.2 Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party (other than Seller’s Broker) claiming to have represented Buyer as broker in connection with the Transaction.

10.3.3 Tax Protests, Tax Refunds and Credits. Subject to the rights of the Required Tenant under the IBC Lease, Seller shall have the right to continue and to control the progress of and to make all decisions with respect to the contest of (including the submission and pursuit of any refund claims) any Taxes due and payable during the Closing Tax Year and all prior Tax Years, provided that the Company and Buyer are held harmless and fully indemnified with respect thereto pursuant to the procedure set forth in

Section 9.4.6. Subject to the rights of the Required Tenant under the IBC Lease, Buyer shall have the right to control the progress of and to make all decisions with respect to the contest of Taxes due and payable during all Tax Years subsequent to the Closing Tax Year. Seller shall prepare and file in a timely manner all appropriate Tax Returns of the Company, if any, and other information for the period beginning prior to the Closing Date and ending on or after the Closing Date in the same manner as such Tax Returns and other information heretofore have been prepared, except for changes required by changes in applicable Law or changes in fact and shall pay the portion of such Taxes shown on such Tax Returns which relate to the period beginning prior to the Closing Date and ending on and through the Closing Date. Buyer shall pay the portion of such Taxes shown on such Tax Returns which relate to the period after the Closing Date. Taxes for such tax periods that begin before and end after the Closing Date shall be apportioned between Buyer and Seller on the basis of an “interim closing of the books.” In the case of Taxes other than Taxes based upon or related to income, such Taxes for the period prior to the Closing shall be deemed to be the amount of such Taxes multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the tax period. Seller shall pay to Buyer its proportionate share of such Taxes no later than three (3) days prior to the due date and Buyer shall cause the Company to pay all of such Taxes to the relevant taxing authority. Buyer shall cooperate with Seller in the preparation and filing of such Tax Returns and Seller shall provide a copy thereof along with the work papers related thereto to the Buyer for its comment and approval at least thirty (30) days prior to the filing thereof. To the extent any items are not covered by past practices, such Tax Returns shall be prepared in accordance with reasonable tax accounting practices selected by Buyer.

The Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, members, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. After the date hereof, the Seller and Buyer shall provide each other and their respective agents and representatives timely access and reasonable assistance and cooperation during normal business hours in making tax information relating to the Company and copies thereof relating to taxable periods of the Company available to each other and their respective agents and representatives, including access for the timely filing of short period returns. Seller and Buyer agree that each of them shall preserve and keep all pertinent books of account, papers and records relating to the Company held by Buyer or Seller either until the statute of limitations to which they relate has expired by lapse of time (but not more than seven (7) years) or by the terms of an agreement for extension of time or until such date as the parties hereto shall have otherwise agreed and ending on or before the date hereof.

Any refunds and credits of Taxes of the Company with respect to (i) any taxable period ending on or before the Closing Date shall be for the account of Seller and shall be paid to Seller within five business days after the Buyer receives such refund or utilizes such credit, and (ii) any taxable period beginning after the Closing Date shall be for the account of the Buyer, and if received or utilized by the Seller or any of their Affiliates shall be paid by the Seller to the Buyer within five business days after the Seller or any of its Affiliates receives such refund or utilizes such credit and (iii) except as provided in the next sentence, any period which includes (but does not begin or end) on the Closing Date (the “Straddle Period”) shall be apportioned between the Seller and the Buyer on the basis of an “interim closing of the books.” In the case of a refund or credit attributable to any Taxes that are imposed on a periodic basis and are attributable to the Straddle Period, other than Taxes based upon or related to income, the refund or credit of such Taxes of the Company for the period prior to the Closing shall be deemed to be the amount of such refund or credit for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

10.3.4 Preservation of Records. Seller and Buyer agree that each of them shall preserve and keep the records held by it relating to the business of the Company for a period of three years after the Closing Date, and shall make such records available to the other party as may be reasonably required, at reasonable times and upon reasonable notice.

10.4 Survival. The provisions of Section 10.2.2 through 10.2.7 and Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11 – FAILURE OF CONDITIONS

11.1 To Seller’s Obligations. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer’s representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and such circumstance in (i), (ii) or (iii) continues for five (5) days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect to (a) terminate this Agreement by written notice to Buyer; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement.

If, on or before the Closing Date, (i) Wells Brea is in default of any of its obligations under the Brea Purchase Agreement, or (ii) any of Wells Brea’s representations or warranties set forth in the Brea Purchase Agreement are untrue in any material respect, or (iii) the Closing under the Brea Purchase Agreement otherwise fails to occur by reason of Wells Brea’s failure or refusal to perform its obligations thereunder in a prompt and timely manner, and such circumstance in (i), (ii) or (iii) continues for five (5) days after written notice from Seller to Wells Brea, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect to (a) terminate this Agreement by written notice to Buyer; provided that Seller concurrently terminates the Brea Purchase Agreement; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any provision herein which expressly provides that it survives the termination of this Agreement.

11.2 To Buyer’s Obligations. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, or (iv) Prudential is in default of any of its obligations under the Option Exercise Agreement or (v) any of Prudential’s representations or warranties set forth in the Option Exercise Agreement and such circumstance in (i), (ii), (iii), (iv) or (v) continues for five (5) days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller promptly after which the Deposit shall be returned to Buyer, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

If, at the Closing, (i) Seller is in default of any of its obligations under the Brea Purchase Agreement, or (ii) any of Seller’s representations or warranties set forth in the Brea Purchase Agreement are untrue in any material respect, or (iii) the Closing under the Brea Purchase Agreement otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations thereunder in a prompt and timely manner, or (iv) Prudential is in default of any of its obligations under the Option Exercise Agreement, or (v) any of Prudential’s representations or warranties set forth in the Option Exercise Agreement are untrue in any material respect, and such circumstance in (i), (ii), (iii), (iv) or (v) continues for five (5) days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, provided that in the case of the circumstances described in clauses (i), (ii) or (iii) above, Buyer concurrently terminates the Brea Purchase Agreement, promptly after which the Deposit shall be returned to Buyer, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

11.3 Termination of the Brea Purchase Agreement. If the Brea Purchase Agreement is terminated by either Wells Brea or Seller (except in the case of a termination resulting from Seller’s default under the Brea Purchase Agreement or from exercise by Bank of America, N.A. of its right of first refusal to purchase the property described in the Brea Purchase Agreement), Seller may elect to terminate this Agreement by providing Buyer with written notice of such election to terminate, promptly after which the Deposit shall be returned to Buyer. If the Brea Purchase Agreement is terminated by either Wells Brea or Seller (except in the case of a termination resulting from Wells Brea’s default under the Brea Purchase Agreement), Buyer may elect to terminate this Agreement by providing Seller with written notice of such election to terminate, promptly after which the Deposit shall be returned to Buyer.

ARTICLE 12 – CONDEMNATION/CASUALTY

12.1 Right to Terminate. If, after the date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) Business Day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2 Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the Option upon the terms and conditions set forth herein and at the Closing, subject to the terms of the IBC Lease:

(a) if the awards or proceeds, as the case may be, have been paid to the Company prior to Closing, such award or proceeds on account of such condemnation or casualty shall remain as property of the Company less an amount equal to the Seller-Allocated Amounts which may be distributed to Seller; and

(b) to the extent that such award or proceeds have not been paid to the Company prior to Closing, if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to the Company’s deductible with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, provided, however, that within three (3) Business Days after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller.

12.3 Waiver. The provisions of this Article 12 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article 12.

ARTICLE 13 – ESCROW

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”) and any other documents to be held in escrow (the “Escrow Documents”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

13.1 Deposit. The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

13.2 Delivery. If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date. The Escrow Agent shall deliver the Escrow Documents in accordance with the instructions received by Buyer and Seller on the Closing Date.

13.3 Failure of Closing. If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 13.3. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

13.4 Stakeholder. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

13.5 Taxes. Buyer shall pay any income taxes on any interest earned on the Escrow Deposits. Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is 20-0484575.

13.6 Execution By Escrow Agent. The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits, in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

ARTICLE 14 – LEASE EXPENSES

14.1 New Leases; Lease Modifications. After the date of this Agreement, except as may be permitted by the terms of this Section 14.1, Seller shall not, without Buyer’s prior written consent permit the Company to, (a) enter into a New Lease; (b) modify or amend any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such tenant’s lease); or (c) consent to any assignment or sublease in connection with any Lease. Seller shall furnish Buyer with a written notice of the proposed action which shall contain information regarding the proposed action that is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If Buyer fails to object in writing to any such proposed action within five (5) Business Days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed action. Buyer’s consent shall not be unreasonably withheld or delayed with respect to any such transaction that is proposed prior to the end of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the end of the Due Diligence Period and the Closing. Notwithstanding the foregoing, if any Lease requires that the landlord’s consent be given under the applicable circumstances, then Buyer shall be deemed ipso facto to have approved such action; and if any Lease requires that the landlord’s consent not be unreasonably withheld under the applicable circumstances or is otherwise subject to certain limits or conditions, then Buyer shall be deemed to be subject to the same limits and conditions in connection with Buyer’s consent. Any notice from Buyer rejecting the proposed action shall include a description of the reasons for Buyer’s rejection. Seller shall deliver to Buyer a true and complete copy of each such New Lease, renewal or extension agreement, modification, or amendment, as the case may be, promptly after the execution and delivery thereof.

14.2 Lease Enforcement. The Company shall have the right, but not the obligation (except to the extent that the Company’s failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by the Company toward any loss or damage incurred by the Company by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

14.3 Lease Expenses. At Closing, Buyer shall reimburse Seller for any and all Reimbursable Lease Expenses to the extent that the same have been paid by the Company prior to Closing. In addition, at Closing, Buyer shall assume the Company’s obligations to pay, when due (whether on a stated due date or accelerated) any Reimbursable Lease Expenses unpaid as of the Closing, and Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) with respect to such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Reimbursable Lease Expenses and the payment thereof.

ARTICLE 15 – MISCELLANEOUS

15.1 Buyer’s Assignment. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment shall be null and void ab initio, provided, however, Buyer may assign its rights under this Agreement to an affiliate without the consent of Seller, to Wells Real Estate Investment Trust, Inc. (“Wells Trust”) or Wells Capital, Inc., or any entity controlled by or under common control with Buyer, Wells Trust or Wells Capital, Inc. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

15.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent shall be the “Reporting Person” as hereinafter provided; Escrow Agent is either (i) the person responsible for closing the transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the transaction (as described in the Reporting Requirements). Accordingly:

(a) Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b) Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c) Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury that Seller’s correct taxpayer identification number is 22-1856768.

(d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

15.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Assignment and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.4 Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State in which the Property is located.

15.6 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

15.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.9 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties and send a copy of such communication to the appropriate parties within one (1) Business Day of such facsimile) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service), to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

If to Buyer:	Wells 1901 Market Business Trust c/o Wells Capital, Inc. 6200 The Corners Parkway, Suite 250 Norcross, GA 30092 Attention: Jeff Gilder Telephone No.: 770.243.8445 Telecopy No.: 770.243.8510

with a copy to:	Troutman Sanders, LLP 600 Peachtree Street NE, Suite 5200 Atlanta, GA 30308-2216 Attention: John W. Moore Telephone No.: 404.885.3188 Telecopy No.: 404.962.6638

If to Seller:	PIC REALTY CORPORATION Arbor Circle South, 8 Campus Drive Parsippany, New Jersey 07054 Attention: Allen J. Green Telephone No.: 973.734.1414 Telecopy No.: 973.734.1472

with a copy to:

PIC REALTY CORPORATION

PAMG-RE Law Department

c/o PAMG-RE Law Department

Arbor Circle South, 8 Campus Drive

Parsippany, New Jersey 07054

Attention: Law Department (Gregory J. Radke)

Telephone No.: 973.734.1420

Telecopy No.: 973.683.1788

with a copy to:	McCarter & English, LLP Four Gateway Center 100 Mulberry Street Newark, New Jersey 07102 Attention: Susan M. Mello Telephone No.: 973.639.6959 Telecopy No.: 973.624.7070

If to Prudential:	The Prudential Insurance Company of America 213 Washington Street, 8th Floor Newark, NJ 07102 Attention: Alan Fu Telephone No.: 973.367.1941 Telecopy No.: 973.802.8180

with a copy to:	McCarter & English, LLP Four Gateway Center 100 Mulberry Street Newark, New Jersey 07102 Attention: Susan M. Mello Telephone No.: 973.639.6959 Telecopy No.: 973.624.7070

15.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

15.11 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 11.2 hereof.

15.12 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

15.13 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.

15.14 Consent of Prudential. As holder of legal title to the LLC Interests, Prudential hereby consents to the transactions contemplated by this Agreement.

15.15 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, but subject to this Section 15.15, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller’s Property Warranties for which a claim is timely made by Buyer) shall not exceed Three Million and no/100 Dollars ($3,000,000.00). Notwithstanding the foregoing, the foregoing limitation on liability shall not apply with respect to a breach of any of Seller’s Entity Warranties or with respect to matters for which Buyer is entitled to indemnification under Section 9.4.5. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

15.16 Time of The Essence. Time is of the essence with respect to this Agreement.

15.17 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

15.18 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.

SELLER:	PIC REALTY CORPORATION, a Delaware corporation

	By:	/s/ Peter L. Ruggiero
Name: Peter L. Ruggiero Title: Vice President

PRUDENTIAL:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

	By:	/s/ Peter L. Ruggiero
Name: Peter L. Ruggiero Title: Vice President

BUYER:	WELLS 1901 MARKET BUSINESS TRUST, a Delaware business trust

	By:	/s/ Douglas P. Williams
Name: Douglas P. Williams Title: Trustee

The Company	PRU 1901 MARKET LLC, a Delaware limited liability company

	By:	The Prudential Insurance Company of America, a New Jersey corporation

	By:	/s/ Peter L. Ruggiero
Name: Peter L. Ruggiero Title: Vice President

The undersigned has executed this Agreement solely to confirm its agreement to (i) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (ii) comply with the provisions of Article 13 and Section 15.2.

Deborah S. Goldman, Underwriting Counsel

First American Title Insurance Company

Two Penn Center Plaza, Suite 1910

Philadelphia, Pa. 19102

(215) 568-9524

dgoldman@firstam.com

ESCROW AGENT: FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Deborah S. Goldman

Name: Deborah S. Goldman
Title:

Date:	December 18, 2003